                                  EXHIBIT 99.1
                  Press Release of the Company - June 22, 2000

AMERICAN REALTY TRUST POSTPONES REORGANIZATION WITH
NATIONAL REALTY L.P.

DALLAS, June 22, 2000 (PRIMEZONE) -- American Realty Trust, Inc. (NYSE:ARB) announced today that in light of recent events, the company's reorganization and combination with National Realty, L.P. (AMEX: NLP) has been postponed and is no longer expected to close on or about June 30, 2000.

Dallas-based American Realty Trust, Inc. owns a diverse portfolio of properties located across the United States, as well as interests in mortgage loans and stock holdings in real estate related entities. For more information on the company, go to the Investor Data page of its web site at www.amrealtytrust.com .

CONTACT:  Gregory Pettit or Karen Amrhine
          Shandwick International
          (646) 658-8000